Exhibit 99.1

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Acquisition of Masonite International Corporation

On February 8, 2024, Owens Corning entered into an arrangement agreement (as it may be amended from time to time, the (“Arrangement Agreement”), among Owens Corning, MT Acquisition Co ULC, an indirect wholly owned subsidiary of Owens Corning (“Purchaser”), and Masonite International Corporation (“Masonite”). Subject to the terms and conditions of the Arrangement Agreement, Purchaser will acquire all of the issued and outstanding common shares of Masonite (the “Transaction”). The Transaction will be implemented by way of a plan of arrangement pursuant to the Business Corporations Act (British Columbia). Upon completion of the Transaction, Masonite will be an indirect wholly owned subsidiary of Owens Corning. Pursuant to the Arrangement Agreement, at the effective time of the Transaction, each issued and outstanding common share, no par value, of Masonite (each, a “Masonite Common Share”), other than any Masonite Common Shares that are held by Masonite or any of its subsidiaries or Owens Corning, Purchaser or any other subsidiary of Owens Corning or any Masonite Common Shares as to which dissent rights have been properly exercised by the holder thereof in accordance with British Columbia law, will be acquired for $133.00 per share in cash, without interest, representing an approximate 38% premium to Masonite’s closing share price on February 8, 2024.

Consummation of the Transaction is subject to Masonite shareholder approval, which was obtained on April 25, 2024, and applicable regulatory approvals, as well as the satisfaction or waiver of customary closing conditions.

Transaction Related Financing

The Transaction will be financed by cash on hand and committed debt financing of up to $3 billion (the “364-day term loan facility”) provided by Morgan Stanley Senior Funding, Inc.

At the closing date of the Transaction, Owens Corning will transfer consideration to Masonite that will immediately be used to repay the Masonite 2027 term loan facility (the “Masonite term loan facility”).

On April 15, 2024, Owens Corning commenced a tender offer (the “Tender Offer”) to purchase any and all of Masonite’s outstanding 5.375% senior notes due 2028 (the “Masonite 2028 notes”). Upon the terms and subject to the conditions of the Tender Offer, as amended, holders that validly tender their Masonite 2028 notes and validly deliver their consents in the related consent solicitation by Masonite at or before the early participation deadline at 5:00 p.m., New York City time, on May 13, 2024 (as may be further extended, the “Early Participation Deadline”), will be eligible to receive a cash payment of $1,003.75 for each $1,000.00 principal amount of Masonite 2028 notes accepted for purchase in the Tender Offer (the “Total Consideration”), which includes an early participation payment of $30.00 per $1,000.00 principal amount of Masonite 2028 notes accepted for purchase in the Tender Offer. The expiration time for the Tender Offer is expected to be the same time and date as the Early Participation Deadline, 5:00 p.m., New York City time, on May 13, 2023 (as may be further extended, “Expiration Time”). Owens Corning has reserved the right to extend the Expiration Time without extending the Early Participation Deadline. As of May 9, 2024, 93.74% of the outstanding Masonite 2028 notes had been validly tendered and not validly withdrawn pursuant to the terms of the Tender Offer.

The unaudited pro forma combined financial information set forth below gives effect to the Transaction, including the repayment of the Masonite term loan facility, the 364-day term loan facility, and the payment of the Total Consideration in the Tender Offer, assuming that only the Masonite 2028 notes that were validly tendered and not validly withdrawn as of May 9, 2024 are accepted for purchase in the Tender Offer. It does not give effect to any other payment, purchase and/or exchange of any outstanding Masonite notes.

Basis of Presentation of the Unaudited Pro Forma Combined Financial Information

The accompanying unaudited pro forma combined financial information has been prepared by Owens Corning in accordance with Article 11 of Regulation S-X, Pro Forma Financial information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the Securities and Exchange Commission (the “SEC”) on May 20, 2020.

The unaudited pro forma combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or earnings would have been had the Transaction been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not claim to project the future financial position or earnings of the combined company.

The unaudited pro forma combined financial information contains estimated adjustments, based upon available information and certain assumptions that Owens Corning believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are further described in the accompanying notes to the unaudited pro forma combined financial information. These assumptions were based on preliminary information and estimates.

The unaudited pro forma combined financial information is presented to show the estimated effects of the Transaction, based on the historical Balance Sheets and Statements of Earnings of Owens Corning and Masonite. The Unaudited Pro Forma Combined Balance Sheet was prepared using the Owens Corning and Masonite Balance Sheets as of March 31, 2024. The Unaudited Pro Forma Combined Statements of Earnings were prepared using the Owens Corning and Masonite Statements of Earnings for the three months ended March 31, 2024 and twelve months ended December 31, 2023.

The unaudited pro forma combined financial information should be read in conjunction with the historical financial information and related notes of Owens Corning and Masonite, which were prepared in accordance with U.S. Generally Accepted Accounting Principles (“US GAAP”), from which the information was obtained, and which are contained in the following filings of Owens Corning and Masonite, respectively:

1.	Owen’s Corning’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on April, 24, 2024 (the “Owens Corning 2024 Q1 Form 10-Q”);

2.	Owens Corning’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 14, 2024;

3.	Masonite’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 7, 2024 (the “Masonite 2024 Q1 Form 10-Q”); and

4.	Masonite’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024 (the “Masonite 2023 Form 10-K”).

The Transaction will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the total consideration will be allocated to Masonite’s assets acquired and liabilities assumed based on their estimated fair values at the Transaction date. The process of valuing the net assets of Masonite at the expected Transaction date, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired, and liabilities assumed will be recorded as goodwill. Accordingly, the purchase price allocation reflected in this unaudited pro forma combined financial information is preliminary and subject to revision based on a final determination of fair value.

The repayment of the Masonite term loan facility, the use of the 364-day term loan facility and the payment of the consideration for Masonite 2028 notes that are validly tendered and accepted for purchase in the Tender Offer will be accounted for in accordance with ASC Topic 470, Debt.

The Unaudited Pro Forma Combined Balance Sheet as of March 31, 2024 assumes the Transaction occurred on March 31, 2024. The Unaudited Pro Forma Combined Statements of Earnings for the three months ended March 31, 2024 and the twelve months ended December 31, 2023 assume the Transaction occurred on January 1, 2023.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2024

(in millions)

			Transaction Accounting Adjustments
	Historical Owens Corning	Historical Masonite After Reclassifications (Note 2)	Masonite Acquisition (Note 4)		Financing (Note 4)		Pro Forma Combined Company
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,254	$230	$(2,935)	A	$2,313	K	$862
Receivables, net (a)	1,410	337	—		—		1,747
Inventories	1,205	384	20	B	—		1,609
Other current assets	112	100	—		(12)	K	200

Total current assets	3,981	1,051	(2,915)		2,301		4,418
Property, plant and equipment, net	3,796	744	74	C	—		4,614
Operating lease right-of-use assets	221	235	—		—		456
Goodwill	1,385	295	1,358	D	—		3,038
Intangible assets, net	1,510	392	817	E	—		2,719
Deferred income taxes	30	10	—		—		40
Other non-current assets	346	60	—		—		406

TOTAL ASSETS	$11,269	$2,787	$(666)		$2,301		$15,691

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	1,177	151	$—		$—		$1,328
Current operating lease liabilities	59	30	—		—		89
Short-term debt	—	—	—		2,984	K	2,984
Long-term debt – current portion	433	38	—		(38)	K	433
Other current liabilities	599	207	27	F			833

Total current liabilities	2,268	426	27		2,946		5,667
Long-term debt, net of current portion	2,645	1,041	(33)	G	(645)	K	3,008
Pension plan liability	68	—	—		—		68
Other employee benefits liability	110	—	—		—		110
Non-current operating lease liabilities	164	226	—		—		390
Deferred income taxes	423	116	236	H	—		775
Other liabilities	319	58	—		—		377

Total liabilities	5,997	1,867	230		2,301		10,395

Redeemable noncontrolling interest	25	—	—		—		25

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01 per share (b)	—	—	—		—		—
Common stock, par value $0.01 per share (c)	1	—	—		—		1
Additional paid in capital	4,159	223	(223)	I	—		4,200
			41	J	—
Accumulated earnings	5,041	273	(273)	I	—		5,014
			(27)	F	—
Accumulated other comprehensive deficit	(539)	(125)	125	I	—		(539)
Cost of common stock in treasury (d)	(3,433)	539	(539)	I	—		(3,433)

Total stockholders’ equity	5,229	910	(896)		—		5,243
Noncontrolling interests	18	10	—		—		28

Total equity	5,247	920	(896)		—		5,271

TOTAL LIABILITIES AND EQUITY	$11,269	$2,787	$(666)		$2,301		$15,691

(a)	The Masonite historical amount has been rounded as a result of the conversion to millions.
(b)	In relation to Owens Corning, 10 shares authorized; none issued or outstanding at March 31, 2024
(c)	In relation to Owens Corning, 400 shares authorized; 135.5 issued and 86.7 outstanding at March 31, 2024
(d)	In relation to Owens Corning, 48.8 shares at March 31, 2024

See accompanying “Notes to Unaudited Pro Forma Combined Financial Information”

UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

THREE MONTHS ENDED MARCH 31, 2024

(in millions, except per share amounts)

			Transaction Accounting Adjustments
	Historical Owens Corning	Historical Masonite After Reclassifications (Note 2)	Masonite Acquisition (Note 5)		Financing (Note 5)		Pro Forma Combined Company
NET SALES	$2,300	$668	$—		$—		$2,968
COST OF SALES	1,620	496	(4)	M	—		2,112

Gross margin	680	172	4		—		856
OPERATING EXPENSES
Marketing and administrative expenses	212	153	7	N	—		372
Science and technology expenses	31	7	—		—		38
Other expense, net	34	1	—		—		35

Total operating expenses	277	161	7		—		445

OPERATING INCOME	403	11	(3)		—		411
Non-operating expense (income), net	—	(85)	—		—		(85)

EARNINGS (LOSS) BEFORE INTEREST AND TAXES	403	96	(3)		—		496
Interest expense, net	17	12	—		45	Q	74

EARNINGS (LOSS) BEFORE TAXES	386	84	(3)		(45)		422
Income tax expense	88	23	(1)	P	(11)	P	99
Equity in net earnings of affiliates	—	—	—		—		—

NET EARNINGS (LOSS)	298	61	(2)		(34)		323
Net loss attributable to non-redeemable and redeemable noncontrolling interests	(1)	—	—		—		(1)

NET EARNINGS (LOSS) ATTRIBUTABLE TO STOCKHOLDERS	$299	$61	$(2)		$(34)		$324

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
Basic	$3.42						$3.71
Diluted	$3.40						$3.67
WEIGHTED AVERAGE SHARES OF COMMON STOCK
Basic	87.3						87.3
Diluted	87.9						88.2

See accompanying “Notes to Unaudited Pro Forma Combined Financial Information”

UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

TWELVE MONTHS ENDED DECEMBER 31, 2023

(in millions, except per share amounts)

			Transaction Accounting Adjustments
	Historical Owens Corning	Historical Masonite After Reclassifications (Note 2)	Masonite Acquisition (Note 5)		Financing (Note 5)		Pro Forma Combined Company
NET SALES	$9,677	$2,831	$—		$—		$12,508
COST OF SALES	6,994	2,137	20	L	—		9,156
			5	M	—

Gross margin	2,683	694	(25)		—		3,352
OPERATING EXPENSES
Marketing and administrative expenses	831	412	36	N	—		1,279
Science and technology expenses	123	28	—		—		151
Gain on sale of site	(189)	—	—		—		(189)
Other expense, net	106	43	27	O	—		176

Total operating expenses	871	483	63		—		1,417

OPERATING INCOME	1,812	211	(88)		—		1,935
Non-operating expense (income), net	145	(2)	—		—		143

EARNINGS (LOSS) BEFORE INTEREST AND TAXES	1,667	213	(88)		—		1,792
Interest expense, net	76	51	—		178	Q	305

EARNINGS (LOSS) BEFORE TAXES	1,591	162	(88)		(178)		1,487
Income tax expense	401	41	(20)	P	(45)	P	377
Equity in net earnings of affiliates	3	—	—		—		3

NET EARNINGS (LOSS)	1,193	121	(68)		(133)		1,113
Net (loss) earnings attributable to non-redeemable and redeemable noncontrolling interests	(3)	3	—		—		—

NET EARNINGS (LOSS) ATTRIBUTABLE TO STOCKHOLDERS	$1,196	$118	$(68)		$(133)		$1,113

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
Basic	$13.27						$12.35
Diluted	$13.14						$12.18
WEIGHTED AVERAGE SHARES OF COMMON STOCK
Basic	90.1						90.1
Diluted	91.0						91.4

See accompanying “Notes to Unaudited Pro Forma Combined Financial Information”

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

NOTE 1: BASIS OF PRESENTATION

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with the excess purchase price allocated to goodwill. To prepare the unaudited pro forma combined financial information, Owens Corning adjusted Masonite’s assets and liabilities to their estimated fair values based on Owens Corning’s preliminary valuation work. Owens Corning has not completed the detailed valuation work necessary to finalize the required estimated fair values and estimated useful lives of Masonite’s assets acquired, liabilities to be assumed and the related allocation of the purchase price. The final allocation of the purchase price will be determined after completion of the Transaction and determination of the estimated fair value of Masonite’s assets, liabilities, and associated tax adjustments. Accordingly, the final Transaction accounting adjustments could be materially different from the unaudited pro forma adjustments herein.

The unaudited pro forma combined financial information was prepared by Owens Corning in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 20, 2020.

The unaudited pro forma combined financial information has been compiled in U.S. Dollars utilizing the accounting policies adopted by Owens Corning. Certain financial information of Masonite, as presented in its historical consolidated financial statements, has been preliminarily reclassified to conform to the historical presentation in Owens Corning’s consolidated financial statements for the purpose of preparing the unaudited pro forma combined financial information. Upon completion of the Transaction, Owens Corning will perform a full and detailed review of Masonite’s accounting policies. As a result of that review, Owens Corning may discover additional differences between the accounting policies of the two companies that, when adjusted, may have a material impact on the consolidated financial statements of the combined company.

The unaudited pro forma combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the Transaction and integration costs that may be incurred. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that Owens Corning believes are reasonable under the circumstances.

The unaudited pro forma combined financial information should be read in conjunction with the historical financial information and related notes of Owens Corning and Masonite, which were prepared in accordance with US GAAP, from which the information was obtained.

On October 19, 2023, Masonite acquired Fleetwood Aluminum Products, LLC (“Fleetwood”). The historical Masonite Statement of Earnings used to prepare the Unaudited Pro Forma Combined Statement of Earnings for the twelve months ended December 31, 2023 contains results of Fleetwood from the date of acquisition. No adjustment has been made to the Unaudited Pro Forma Combined Statement of Earnings for the twelve months ended December 31, 2023 to estimate the full-year earnings of Fleetwood.

Additionally, on April 24, 2024, Masonite announced that it entered into an asset purchase agreement providing for the disposition of Masonite’s Architectural reporting segment. The disposition is expected to close in the second quarter of 2024, subject to the satisfaction or waiver of customary closing conditions. No adjustment has been made to the unaudited pro forma financial information herein to estimate the impacts of the disposition of the Architectural segment.

NOTE 2: UNAUDITED ACCOUNTING POLICIES AND RECLASSIFICATION ADJUSTMENTS

The unaudited pro forma combined financial information reflects adjustments to conform Masonite’s results to Owens Corning’s accounting policies as follows:

•	Masonite historically classified Research and Development (“R&D”) costs as part of Cost of Sales in the Statement of Earnings, while Owens Corning classifies them as Operating Expenses.

Reclassifications to the historical presentation of Masonite’s Statement of Earnings and Balance Sheet have been applied to adhere to Owens Corning’s financial statement presentation.

Reclassifications to Masonite’s Consolidated Balance Sheet as of March 31, 2024 are as follows:

Financial Statement Line	Historical Masonite International Corporation Before Reclassifications	Reclassifications	Notes	Historical Masonite International Corporation After Reclassifications
Restricted cash	12	(12)	a	—
Prepaid expenses and other assets	60	(60)	b	—
Income taxes receivable	28	(28)	c	—
Other current assets (1)	—	100	a, b, c	100
Investment in equity investees	21	(21)	d	—
Other non-current assets (1)	39	21	d	60
Accrued expenses	226	(226)	e, f	—
Income taxes payable	11	(11)	g	—
Current operating lease liabilities	—	30	e	30
Other current liabilities (1)	—	207	f, g	207
Share capital	539	(539)	h	—
Cost of common stock in treasury	—	539	h	539

(1)	This number has been rounded as a result of the conversion from thousands to millions.
a.	Represents the reclassification of $12 million from Restricted cash to Other current assets.
b.	Represents the reclassification of $60 million from Prepaid expenses and other assets to Other current assets.
c.	Represents the reclassification of $28 million from Income taxes receivable to Other current assets.
d.	Represents the reclassification of $21 million from Investment in equity investees to Other non-current assets.
e.	Represents the reclassification of $30 million from Accrued expenses to Current operating lease liabilities.
f.	Represents the reclassification of $196 million from Accrued expenses to Other current liabilities.
g.	Represents the reclassification of $11 million from Income taxes payable to Other current liabilities.
h.	Represents the reclassification of $539 million from Share capital to Cost of common stock in treasury.

Reclassifications to Masonite’s Consolidated Statement of Earnings for the three months ended March 31, 2024 are as follows:

Financial Statement Line	Historical Masonite International Corporation Before Reclassifications	Reclassifications	Notes	Historical Masonite International Corporation After Reclassifications
Cost of Sales	$503	$(7)	a	$496
Science and technology expenses	—	7	a	7
Restructuring costs	1	(1)	b	—
Other expense, net	—	1	b	1

a.

Represents the reclassification of R&D costs in the amount of $7 million from Cost of Sales to Science and technology expenses. This reclassification has been done to align Masonite’s presentation to Owens Corning’s accounting policies.

b.	Represents the reclassification of $1 million from Restructuring costs to Other expense, net.

Reclassifications to Masonite’s Consolidated Statement of Earnings for the twelve months ended December 31, 2023 are as follows:

Financial Statement Line	Historical Masonite International Corporation Before Reclassifications	Reclassifications	Notes	Historical Masonite International Corporation After Reclassifications
Cost of Sales	$2,165	$(28)	a	$2,137
Science and technology expenses	0	28	a	28
Restructuring costs	10	(10)	b	—
Asset impairment	33	(33)	c	—
Other expense, net	—	43	b, c	43

a.

Represents the reclassification of R&D costs in the amount of $28 million from Cost of Sales to Science and technology expenses. This reclassification has been done to align Masonite’s presentation to Owens Corning’s accounting policies.

b.	Represents the reclassification of $10 million from Restructuring costs to Other expense, net.
c.	Represents the reclassification of $33 million from Asset impairment to Other expense, net.

NOTE 3: PURCHASE CONSIDERATION

The Unaudited Pro Forma Combined Balance Sheet has been adjusted in accordance with ASC Topic 805, Business Combinations, to reflect a preliminary allocation of the estimated purchase price to Masonite’s assets to be acquired and liabilities to be assumed, with remaining excess recorded as goodwill. The preliminary purchase price allocation in the Unaudited Pro Forma Combined Balance Sheet is based on an estimated price of approximately $3.2 billion. As determined by the Arrangement Agreement, Purchaser will purchase all of the issued and outstanding Masonite Common Shares for $133.00 per share in cash, without interest.

The pro forma purchase price adjustments are preliminary and are subject to change based on the Owens Corning common stock price, the number of Masonite Common Shares outstanding, the number of outstanding Masonite equity awards to be converted, and the debt to be obtained at closing, as well as the actual net tangible and intangible assets and liabilities that exist on the closing date of the Transaction.

Total estimated Transaction consideration is calculated as follows:

(in millions)	Amount
Closing cash consideration	$2,923
Fair value of Masonite outstanding equity awards converted to Owens Corning time vesting RSUs	41
Vested SARS and Board of Director RSUs	12
Repayment of Masonite term loan facility (a)	213
Total preliminary estimated transaction consideration	$3,189

(a)

The amount of the Masonite term loan facility was obtained from the Masonite 2024 Q1 Form 10-Q. The amount outstanding on the Masonite term loan facility is as of March 31, 2024 and could vary materially based on the actual amount outstanding at the close of the Transaction.

The closing cash as part of preliminary estimated consideration was calculated at the price of $133.00 per outstanding Masonite Common Share. At March 31, 2024, there were an estimated 21.976 million Masonite Common Shares outstanding.

The preliminary estimated fair value of Owens Corning common stock underlying Masonite outstanding equity awards that will be converted into awards with respect to Owens Corning common stock is calculated as follows:

(in millions, except share and per share amounts)	Amount
Number of Masonite stock awards outstanding (a)	671,438
Exchange ratio (b)	0.81

Owens Corning equity awards issued for Masonite outstanding equity awards	543,865
10-day weighted average closing share price of Owens Corning common stock (c)	$163.27

Fair value of Owens Corning time vesting RSUs issued for Masonite outstanding equity awards	$89
Less: Estimated fair value allocated to post-transaction compensation expense	(48)

Fair value of awards included in preliminary estimated consideration	$41

(a)

Represents the Masonite stock awards that will be converted into Owens Corning equity awards upon completion of the Transaction, based on awards outstanding at March 31, 2024. Masonite equity awards include awards issued under various stock incentive plans of Masonite.

(b)

The exchange rate was determined by the consideration amount divided by the volume weighted average closing sale price of one share of Owens Corning common stock for the ten consecutive trading days ended March 28, 2024, in accordance with the terms of the Arrangement Agreement. The exchange rate is preliminary and could vary materially at the close of the Transaction.

(c)	The ten-day weighted average was calculated for the ten consecutive trading days ended March 28, 2024.

The following is a preliminary estimate of the assets to be acquired and liabilities to be assumed by Owens Corning, as if the Transaction had occurred on March 31, 2024:

(in millions)	Amount
Cash and cash equivalents	$230
Accounts receivable, net	337
Inventories	404
Other current assets	100
Property, plant and equipment, net	818
Operating lease right-of-use assets	235
Intangible assets. net	1,209
Deferred income taxes	10
Other non-current assets	60

Total assets	3,403

Accounts payable	151
Current operating lease liabilities	30
Other current liabilities	207
Long-term debt, net of current portion	833
Non-current operating lease liabilities	226
Deferred income taxes	352
Other non-current liabilities	58

Net assets acquired	1,546
Non-controlling interest	(10)
Goodwill	1,653

Total preliminary estimated consideration	$3,189

The preliminary purchase accounting was based on a benchmarking analysis of similar transactions in the industry in order to identify allocations of acquisition consideration to assets acquired and liabilities assumed including intangible assets, step-up in the value of inventory, and real, personal property and leased assets. Upon completion of the Transaction, a final determination of the fair value of Masonite’s assets and liabilities will be performed. The final purchase consideration allocation may be materially different than that reflected in the preliminary estimated purchase consideration allocation presented herein. Any increase or decrease in fair values of the net assets as compared with the unaudited pro forma combined financial information may change the amount of the total purchase consideration allocated to goodwill, other assets and liabilities and may impact the combined company statement of earnings due to adjustments in the depreciation and amortization of the adjusted assets.

NOTE 4: ADJUSTMENTS TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

A.	Reflects cash paid as part of total preliminary estimated consideration, summarized in the following table:

(in millions)	Amount
Closing cash consideration	$2,923
Vested SARS and Board of Director RSUs	12

Adjustment to Cash and cash equivalents	$2,935

B.

Reflects the adjustment to Masonite’s inventory to step up to fair value. The fair value of inventory is preliminary and subject to change. The preliminary estimated fair value was determined based on the estimated selling price of the inventory, less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts.

The following table summarizes the preliminary estimated fair value of Inventories as of March 31, 2024:

(in millions)	Preliminary Estimated Asset Fair Value
Inventory	$404
Less: Masonite’s historical inventories, net	(384)

Adjustment to Inventories	$20

C.

Represents the preliminary estimated fair value adjustment to Property, plant and equipment, net acquired. A benchmarking analysis was performed to estimate the fair value of Property, plant and equipment, net; refer to Note 3 for more detail. The estimated fair values and estimated useful lives are preliminary and subject to change once Owens Corning has sufficient information as to the specific types, nature, age, condition and location of Masonite’s property, plant and equipment. The completion of the detailed valuation work could have a material impact on the valuation of property, plant and equipment as well as the purchase price allocation.

The following table summarizes the preliminary estimated fair value of Property Plant & Equipment as of March 31, 2024:

(in millions)	Estimated Useful Life (in years)	Preliminary Estimated Asset Fair Value
Land	N/A	$27
Buildings	25	168
Machinery and equipment	7	623

Total property, plant and equipment		818
Less: Masonite’s historical Property Plant & Equipment, net		(744)

Adjustment to Property, plant and equipment, net		$74

D.

Reflects the estimated value of goodwill recorded as part of the total preliminary estimated consideration. Goodwill arising from the transaction will not be tax deductible. The estimated value of goodwill is subject to change.

The following table summarizes the preliminary estimated fair value of goodwill as of March 31, 2024:

(in millions)	Preliminary Estimated Asset Fair Value
Goodwill	$1,653
Less: Masonite historical goodwill	(295)

Adjustment to Goodwill	$1,358

E.

Reflects the preliminary estimated fair value of the identifiable intangible assets acquired. A benchmarking analysis was performed to estimate the fair value of identified intangibles; refer to Note 3 for more detail. The estimated fair value and useful lives of intangible assets are preliminary and subject to change.

The following table summarizes the preliminary estimated fair value of identifiable intangible assets as of March 31, 2024:

(in millions)	Estimated Useful Life (in years)	Preliminary Estimated Asset Fair Value
Customer Relationships	15	$753
Patents	10	18
System software development	5	26
Trademarks and trade names (indefinite lived)	Indefinite	365
Trademarks and trade names	5	38
License rights and other	4	9

Identifiable intangible assets, net		1,209
Less: Masonite’s historical intangible assets, net		(392)

Adjustment to Intangible assets, net		$817

F.

Reflects the preliminary estimated $27 million for nonrecurring Transaction-related expenses expected to be incurred by Owens Corning. The total amount of such expenses are estimated at $45 million, $18 million of which are reflected in the financial statements within the Owens Corning 2024 Q1 Form 10-Q, with $7 million being paid in cash during the three months ended March 31, 2024 and $11 million in Other current liabilities as of March 31, 2024. These expenses include costs that will be incurred between signing and closing of the Transaction for external advisory services.

G.

Reflects the impact related to the assumption of Masonite’s debt at fair value. The estimated fair value of Masonite’s debt is calculated as follows. As disclosed in the Masonite 2024 Q1 Form 10-Q, the fair value was determined by estimates based on market quotes and calculations based on current market rates available to Masonite and are categorized as having Level 2 valuation inputs as established by the Financial Accounting Standards Board’s Fair Value Framework. Market quotes used in these calculations are based on bid prices for Masonite debt instruments and are obtained from and corroborated with multiple independent sources. The market quotes obtained from independent sources are within the range of management’s expectations. The fair value of the debt assumed is preliminary and subject to change. As noted above, as of May 9, 2024, 93.74% of the outstanding Masonite 2028 notes had been validly tendered and not validly withdrawn pursuant to the terms of the Tender Offer. The fair value of tendered Masonite 2028 notes is equal to the Total Consideration, or $1,003.75 per $1,000.00 principal amount of Masonite 2028 notes, which includes an early participation payment of $30.00 per $1,000.00 principal amount of Masonite 2028 notes, which is materially consistent with the fair value determined using the methodology described above for the tendered Masonite 2028 notes.

(in millions)	Amount
3.50 % senior unsecured notes due 2030	$332
5.375% senior unsecured notes due 2028	501

Fair value of debt assumed	833
Less: Masonite historical value	(866)

Adjustment to Long-term debt, net of current portion	$(33)

H.

Represents the adjustment of $236 million to the deferred tax asset and the deferred tax liability balances associated with the incremental differences in the book and tax basis created from the preliminary purchase price allocation, primarily resulting from the closing date value of intangible assets. Deferred taxes are established based on a statutory tax rate based on jurisdictions where it is anticipated purchase price allocations will be recorded. The effective tax rate of Owens Corning following the Transaction could be significantly different (either higher or lower) depending on the post-Transaction activities, including legal entity restructuring, and the geographical mix of income. This determination is preliminary and subject to change based upon the final determination of the fair value of the assets and liabilities.

I.	Reflects the elimination of Masonite’s historical equity.

J.

Reflects $41 million of preliminary estimated consideration related to the pre-combination vesting period for Masonite RSUs and PRSUs that will convert to Owens Corning time vested RSUs at the date of close.

K.	Reflects the impact of new financing and the related transaction costs, net of repayment of Masonite’s historical debt and impact of the unamortized debt issuance costs.

The table below summarizes the financing activities related to the Transaction:

(in millions)	Short-term debt	Long-term debt - current portion	Long-term debt - net of current portion	Other current assets	Total
Proceeds from 364-day term loan facility (a)	$3,000	$—	$—	$—	$3,000
Repayment of Masonite’s historical debt (b)	—	(38)	(175)	—	(213)
Payment of tendered Masonite 2028 notes (c)	—	—	(470)	—	(470)
Reclass of new deferred debt issuance costs (d)	(12)	—	—	12	—
New deferred debt issuance costs (e)	(4)	—	—	—	(4)

Adjustment to Unaudited Pro Forma Combined Balance Sheet	$2,984	$(38)	$(645)	$12	$2,313

(a)

Represents the 364-day term loan facility entered into in connection with the execution of the Transaction with the assumption that Owens Corning will utilize the entire available amount. The actual amount drawn may vary based on available cash balances on the closing date of the Transaction.

(b)	Represents the repayment of the Masonite term loan facility, which is included in the calculation of consideration as disclosed in Note 3 above.
(c)	Represents the payment for the 93.74% of the outstanding Masonite 2028 notes that had been validly tendered and not validly withdrawn pursuant to the terms of the Tender Offer as of May 9, 2024.
(d)

Total debt issuance costs for the 364-day term loan facility are expected to be $16 million, $12 million of which are included during the three months ended March 31, 2024 and included in the Balance Sheet within the Owens Corning 2024 Q1 Form 10-Q within Other current assets, reclassified in the table above to Short-term debt.

(e)	Represents the additional debt issuance costs that will be incurred for the 364-day term loan facility subsequent to March 31, 2024.

NOTE 5: ADJUSTMENTS TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF EARNINGS

L.

Reflects the $20 million step up in fair value to Masonite’s inventory to approximately $404 million for the twelve months ended December 31, 2023. The fair value of inventory is preliminary and subject to change. The preliminary estimated fair value was determined based on the estimated selling price of the inventory, less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. The Unaudited Pro Forma Combined Statement of Earnings for the twelve months ended December 31, 2023 is also adjusted to increase cost of sales by the same amount as the inventory that is expected to be sold within one year of the Transaction date.

M.

Reflects the change in depreciation expense included in Cost of Sales, related to step-up in value of Property, plant and equipment, net acquired. This expense is subject to change dependent on the final valuation of Property, plant and equipment, net and final estimated useful lives assigned.

(in millions)	Estimated Useful Life (in years)	Preliminary Estimated Asset Fair Value	Depreciation for the three months ended March 31, 2024	Depreciation for the twelve months ended December 31, 2023
Land	N/A	$27	N/A	N/A
Buildings	25	168	2	7
Machinery and equipment	7	623	22	89

Total Property, plant and equipment, net		$818	24	96
Less: Historical depreciation expense			(28)	(91)

Net impact, recorded in Cost of sales			$(4)	$5

N.

Reflects incremental amortization expense, included in Marketing and administrative expenses related to the fair value of identifiable intangible assets acquired. This expense is subject to change dependent on the final list of intangible assets identified, the useful lives assigned and the final valuation of those intangibles. If the amount of consideration assigned to customer relationships increased(decreased) by $50 million, amortization would increase(decrease) annually by $3 million. If the estimated useful life were to increase(decrease) by 5 years, amortization would (decrease)increase annually by $(13) million and $25 million, respectively.

(in millions)	Estimated Useful Life (in years)	Preliminary Estimated Asset Fair Value	Amortization for the three months ended March 31, 2024	Amortization for the twelve months ended December 31, 2023
Customer Relationships	15	$753	$13	$50
Patents	10	18	1	2
System software development	5	26	1	5
Trademarks and trade names (indefinite lived)	Indefinite	365	—	—
Trademarks and trade names	5	38	2	8
License rights and other	4	9	1	2

Identifiable intangible assets, net		$1,209	18	67
Less: Historical amortization expense			(11)	(31)

Net impact, recorded in Marketing and administrative expenses			$7	$36

O.

Reflects the preliminary estimated $27 million of nonrecurring Transaction-related expenses expected to be incurred by Owens Corning for the twelve months ended December 31, 2023. The total amount of such expenses are estimated at $45 million, $18 million of which are included in the Statement of Earnings within the Owens Corning 2024 Q1 Form 10-Q as part of Other expense, net. These expenses include costs that will be incurred between signing and closing of the Transaction for external advisory services. These nonrecurring expenses are not expected to affect the Statement of Earnings beyond twelve months after the Transaction date.

P.

Reflects the preliminary estimated $1 million and $20 million income tax impact related to the unaudited pro forma transaction adjustments and $11 million and $45 million income tax impact related to the unaudited pro forma financing adjustments estimated to be tax deductible, based on a blended federal and state statutory rate of approximately 25% for both the three months ended March 31, 2024 and the twelve months ended December 31, 2023. The effective tax rate of the combined company could be materially different than what is presented in this unaudited pro forma combined financial information depending on post-Transaction activities, including legal entity restructuring, repatriation decisions, and the geographical mix of taxable income. A statutory rate was applied based on jurisdictions where it is anticipated purchase price adjustments will be recorded and incremental financing incurred. The statutory tax rate is not necessarily indicative of the effective tax rate of Owens Corning following the close of the Transaction, which could be materially different depending on post-Transaction activities, including legal entity restructuring and the geographical mix of income.

Q.

The following adjustments to interest expense reflect the estimated interest expense and financing costs amortization to be incurred by Owens Corning as a result of the financing activities noted in adjustment K.

(in millions)	Interest expense for the three months ended March 31, 2024	Interest expense for the twelve months ended December 31, 2023
364-day term loan facility (excluding amortization of debt issuance costs) (a)	$49	$198
Accretion of Masonite 2030 notes to face value (b)	2	7
Amortization of debt issuance costs related to 364 day term loan facility (c)	4	16

Total	55	221
Less: Historical Masonite 2028 notes interest (d)	(6)	(25)
Less: Historical Masonite term loan facility interest expense (e)	(4)	(18)

Net impact, recorded in Interest expense, net	$45	$178

(a)

Represents interest expense for one year on the 364-day term loan facility entered into in connection with the execution of the Transaction at an interest rate of SOFR and 1.25% applicable margin. The SOFR rate at March 28, 2024, 5.34%, was used to calculate interest expense for the three months ended March 31, 2024 and the twelve months ended December 31, 2023. An interest expense increase (decrease) of 0.125% would increase (decrease) the amount of interest expense incurred by $1 million and $4 million for the three months ended March 31, 2024 and the twelve months ended December 31, 2023, respectively. This assumes that the entire amount is drawn. The final amount drawn will depend on cash balances available at the closing date. The 364-day term loan facility is expected to be refinanced prior to maturity, as such, interest expense for the three monhts ended March 31, 2024 has been estimated to reflect the expected refinancing.

(b)	Represents the annual and quarterly amounts of accretion for the Masonite 3.50% senior notes due 2030 (the “Masonite 2030 notes”) to face value, for the pro forma periods presented.
(c)

Represents the debt issuance costs for the 364-day term loan facility entered into in connection with the execution of the Transaction for the twelve months ended December 31, 2023 and the estimated debt issuance costs for the expected refinancing for the three months ended March 31, 2024.

(d)	Represents the amount interest that would not be incurred on the Masonite 2028 notes that are validly tendered and accepted for purchase pursuant to the terms of the Tender Offer.
(e)	Represents the interest expense that would not be incurred on the Masonite term loan facility as it is to be paid off as part of the Transaction.

NOTE 6: EARNINGS PER SHARE

The tables below set forth the computation of pro forma basic and diluted earnings per share for the three months ended March 31, 2024 and the twelve months ended December 31, 2023. Diluted earnings per share reflect the dilutive effect of common equivalent shares and increased shares that would result from the conversion of equity shares. Amounts are stated in millions of dollars, except per share amounts.

Numerator (Basic and Diluted):	Three months ended March 31, 2024	Twelve months ended December 31, 2023
Pro Forma net income attributable to common stockholders	$324	$1,113
Denominator:
Weighted average number of common shares outstanding (Basic) (a)	87.3	90.1
Weighted average number of common shares outstanding (Diluted) (b)	88.2	91.4
Pro Forma net earnings per share:
Basic	$3.71	$12.35
Diluted	$3.67	$12.18

(a)	Weighted average outstanding shares are not impacted by the Transaction as consideration is paid in cash.
(b)

This calculation assumes that all unvested Masonite RSUs and PRSUs as of March 31, 2024 and December 31, 2023 convert to Owens Corning time vested RSUs at the closing date in accordance with the terms of the Arrangement Agreement. These unvested shares have been deemed to be dilutive based on the definition of diluted earnings per share noted above.